Page 1 of 13 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               PRISON REALTY TRUST
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    12486R108
              -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                            Page 2 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Group, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,768,200
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,768,200
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,768,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 3 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               228,200
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         228,200
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 4 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BAMCO, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,540,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,540,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,540,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.9%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 5 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Capital Management, Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                  0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             228,200
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                   0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       228,200
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 6 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Baron Asset Fund
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,290,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,290,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,290,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 7 of 13 Pages

CUSIP No. 12486R108
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ronald Baron
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                    0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             2,768,200
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                     0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       2,768,200
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,768,200
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 8 of 13 Pages

Item 1.

        (a)  Name of Issuer:
             CCA Prison Relaty Trust
        (b)  Address of Issuer's Principal Executive Offices:
             2200 Abbott Martin Road, Suite 201
             Nashville, TN 37215

Item 2.

        (a)  Name of Persons Filing:
             Baron Capital Group, Inc. ('BCG')
             Baron Capital, Inc. ('BCI')
             BAMCO, Inc. ('BAMCO')
             Baron Capital Management, Inc. ('BCM')
             Baron Asset Fund ('BAF')
             Ronald Baron
        (b)  Address of Principal Business Office:
               767 Fifth Avenue
               24th Floor
               New York, NY 10153
        (c)  Citizenship:
               BCG, BCI, BAMCO and BCM are New York corporations,
               BAF is a Massachusetts business trust, and Ronald
               Baron is a citizen of the United States.
        (d)  Title of Class Securities:
               Common Stock
        (e)  CUSIP Number:
               12486R108


Item 3.    PERSONS FILING

        BCG, BCI and Ronald Baron are:
              (g) Parent holding companies, in accordance with
                  Section 240.13d-1(b)(ii)(G)
        BCI is also:
              (a) Broker/Dealer registered under Section 15 of
                  the Act
        BAMCO and BCM are:
              (e) Investment Advisers registered under Section 203 of
                  the Investment Advisers Act of 1940
        BAF is:
              (d) Investment Company registered under Section 8 of the
                  Investment Company Act
        All persons filing are:
              (h) Group, in accordance with Rule 13d-1(b)(1)(ii)(F)

                                            Page 9 of 13 Pages


Item 4.    OWNERSHIP^

         (a) Amount Beneficially Owned as of June 30, 1997:

               BCG:           2,768,200 shares
               BCI:             228,200 shares
               BAMCO:         2,540,000 shares
               BCM:             228,200 shares
               BAF:           2,290,000 shares
               Ronald Baron:  2,768,200 shares

         (b) Percent of Class:

               BCG:           13.0%
               BCI:            1.1%
               BAMCO:         11.9%
               BCM:            1.1%
               BAF:           10.8%
               Ronald Baron:  13.0%



----------
^BCG, BCI, and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG, BCI and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

                                                Page 10 of 13 Pages

          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                          BCG:                 0
                          BCI:                 0
                          BAMCO:               0
                          BCM:                 0
                          BAF:                 0
                          Ronald Baron:        0
                (ii)  shared power to vote or direct the vote:
                          BCG:           2,768,200
                          BCI:             228,200
                          BAMCO:         2,540,000
                          BCM:             228,200
                          BAF:           2,290,000
                          Ronald Baron:  2,768,200
                (iii) sole power to dispose or to direct
                      the disposition of:*
                          BCG:                 0
                          BCI:                 0
                          BAMCO:               0
                          BCM:                 0
                          BAF:                 0
                          Ronald Baron:        0
                (iv)  shared power to dispose or direct
                      the disposition of:*
                          BCG:           2,768,200
                          BCI:             228,200
                          BAMCO:         2,540,000
                          BCM:             228,200
                          BAF:           2,290,000
                          Ronald Baron:  2,768,200

Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
          The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer's common stock in their accounts. To the best of the Filing Persons' knowledge, no such person has such interest relating to more than 5% of the outstanding class of securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          BAMCO and BCI are subsidiaries of BCG. BCM is a subsidiary of BCI. BAF is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 3.

----------
* By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or the disposition of the securities in the advisory accounts. All such discretionary agreements, are however, revocable.

                                                 Page 11 of 13 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Date:  August 7, 1997

                        Baron Capital Group, Inc., Baron Capital, Inc., BAMCO, Inc., Baron Capital Management, Inc.
                        and Baron Asset Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, President


                        Ronald Baron, Individually

                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron

                                             Page 12 of 13 Pages


                    Joint Filing Agreement


     The undersigned each hereby agree that the Schedule 13G dated August 7, 1997, which relates to the common stock of CCA Prison Realty Trust, is to be filed jointly on behalf of each of them for the reasons stated therein, and any amendments thereto shall be filed jointly by the undersigned.

Dated:  August 7, 1997

                        Baron Capital Group, Inc., Baron Capital, Inc., BAMCO, Inc., Baron Capital Management, Inc.
                        and Baron Asset Fund
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron, President



                        Ronald Baron, Individually
                        By:

                        /s/ Ronald Baron
                        _______________________________________
                            Ronald Baron